Exhibit 5.1

September 12, 2014

FCB Financial Holdings, Inc.

2500 Weston Road, Suite 300

Weston, Florida 33331

Re:      FCB Financial Holdings, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to FCB Financial Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 4,375,000 shares of Class A Common Stock, par value $0.001 per share (the “2009 Plan Shares”) which may be issued pursuant to the Company’s 2009 Stock Option Plan (as the same may be further amended from time to time, the “2009 Plan”) and (ii) 3,000,000 shares of Class A Common Stock, par value $0.001 per share (the “2013 Plan Shares”, and together with the 2009 Plan Shares, the “Shares”) which may be issued pursuant to the Company’s 2013 Stock Incentive Plan (as the same may be further amended from time to time, the “2013 Plan”, and together with the 2009 Plan, the “Plans”).

In rendering this opinion, we have examined copies of the following documents (collectively, the “Transaction Documents”):

A. the Registration Statement,

B. the Plans,

C. the Restated Certificate of Incorporation and By-laws of the Company, as amended, and

D. the resolutions of the Board of Directors of the Company relating to the approval of the Plans.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon the representations and warranties of the Company contained in the Transaction Documents and upon the statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms stated in the Plans or in the award agreements entered into pursuant thereto, will be validly issued, fully paid and non-assessable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal securities laws of the United States of America. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Thomas E. Constance, a member of this firm, is a director of the Company.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP